As filed with the Securities and Exchange Commission on March 20, 2007.

Registration No. 333-139984

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IBERIABANK Corporation

(Exact name of registrant as specified in its charter)

Louisiana	72-1280718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Congress Drive

Lafayette, Louisiana 70501

(337) 521-4003

(Address, including zip code, and telephone number,

including area code, of registrants’ principal executive offices)

Daryl G. Byrd President and Chief Executive Officer IBERIABANK Corporation 200 West Congress Drive Lafayette, Louisiana 70501 (337) 521-4003	Copy to: Edward B. Crosland, Jr., Esq. Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. 2600 Virginia Avenue, Suite 1113 Washington, DC 20037-1992 (202) 944-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20, 2007

PRELIMINARY PROSPECTUS

576,923 Shares

[IBERIABANK CORPORATION LOGO]

IBERIABANK CORPORATION

Common Stock

This prospectus relates to the registration of 576,923 shares of our common stock. The shares are being registered, pursuant to the requirements of a stock purchase agreement dated as of November 10, 2006 among the company and the holders of the shares, to permit the stockholders to sell the shares from time to time in the public market.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares hereunder.

The shares of common stock covered by this prospectus may be offered or sold from time to time directly to purchasers or through agents, underwriters, brokers or dealers at prevailing market or privately negotiated prices and on other terms to be determined at the time of sale. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market under the trading symbol “IBKC.” On March 16, 2007, the last reported sale price of our common stock was $55.50 per share.

Investing in our common stock involves risks which are more fully described in the “Risk Factors” section beginning on page 4.

The securities are not savings accounts, deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain or incorporate by reference information that includes or is based upon forward-looking statements. These statements may relate to our growth strategy and our future financial performance, including our operations, economic performance, financial condition and prospects, and other future events. We generally identify forward-looking statements by using such words as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “see,” or variations of such words or other similar expressions and the negatives of such words. These forward-looking statements are only predictions and are based on our current expectations.

In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements, including the risks described in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and any risk factors set forth in our other filings with the Securities and Exchange Commission, or SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity or performance. Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements on our current expectations and projections about future events and financial, political and social trends and assumptions we made based on information currently available to us. These statements may be affected by inaccurate assumptions we might have made or by known or unknown risks and uncertainties, including the risks and uncertainties described in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. In light of these assumptions, risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

Forward-looking statements contained herein speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to update publicly or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks described in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling stockholders may, from time to time, sell common stock in one or more offerings. You should read this prospectus together with additional information described in “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information in this prospectus is accurate after the date of this prospectus. Our business, financial condition and results of operations and prospects may have changed since that date.

OUR COMPANY

IBERIABANK Corporation, a Louisiana corporation, is a bank holding company that has elected to become a financial holding company. A bank holding company that qualifies as a financial holding company may engage in a broader range of financial activities. As of September 30, 2006, we had consolidated assets of $3.1 billion, total deposits of $2.4 billion and stockholders’ equity of $280.3 million.

Our principal executive office is located at 200 West Congress Drive, Lafayette, Louisiana, and our telephone number at that office is (337) 521-4003. Our website is located at www.iberiabank.com. Information contained on our website is not part of, and is not incorporated into, this prospectus.

We are the holding company for IBERIABANK, a Louisiana banking corporation headquartered in Lafayette, Louisiana. We recently acquired Pulaski Investment Corporation, the holding company for Pulaski Bank and Trust Company, an Arkansas banking corporation headquartered in Little Rock, Arkansas, and Pocahontas Bancorp, Inc., the holding company for First Community Bank, a federal savings association headquartered in Jonesboro, Arkansas. For additional information regarding these acquisitions, see “Recent Acquisitions” on page 14.

THE OFFERING

Shares of common stock that may be offered by selling stockholders	576,923

Shares of common stock outstanding(1)	12,804,919

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

Selling Stockholders	See “Selling Stockholders” for information concerning the stockholders who may sell shares of common stock pursuant to this prospectus.

Plan of distribution	See “Plan of Distribution.”

Nasdaq Global Market symbol	IBKC

(1)	Number of shares of common stock outstanding as of March 16, 2007.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the following risk factors before you decide to buy our common stock. The risk factors may cause our future earnings to be lower or our financial condition to be less favorable than we expect. In addition, other risks of which we are not aware, or which we do not believe are material, may cause earnings to be lower, or hurt our financial condition. You should also consider the other information in this prospectus, as well as in the documents incorporated by reference into this prospectus.

Our recent growth and financial performance will be negatively impacted if we are unable to execute our growth strategy.

Our stated growth strategy is to grow through organic growth and supplement that growth with select acquisitions. Over the last few years we have continued to fill out our Louisiana franchise by adding de novo branches in attractive markets where we believe we have a competitive advantage and will continue to do so. Most recently, in the wake of Hurricanes Rita and Katrina, we have implemented a branch expansion initiative whereby we have opened seven low-cost modular banking offices in various southern Louisiana communities. Our success depends primarily on generating loans and deposits of acceptable risk and expense. There can be no assurances that we will be successful in continuing our organic, or internal, growth strategy, however, since it depends upon economic conditions, our ability to identify appropriate markets for expansion, our ability to recruit and retain qualified personnel, our ability to fund growth at reasonable cost, sufficient capital, competitive factors, banking laws, and other factors.

Supplementing our internal growth through acquisitions is an important part of our strategic focus. Since 1995, approximately half of our asset growth has been through acquisitions, or external growth. Our acquisition efforts focus on select markets and targeted entities in Louisiana and most recently in selected markets we consider to be contiguous, or natural extensions, to our current markets including Arkansas where we currently have pending acquisitions of Pocahontas Bancorp and Pulaski Investment Corporation. As consolidation of the banking industry continues, the competition for suitable acquisition candidates may increase. We compete with other banking companies for acquisition opportunities, and many of these competitors have greater financial resources than we do and may be able to pay more for an acquisition than we are able or willing to pay. We also may need additional debt or equity financing in the future to fund acquisitions. We may not be able to obtain additional financing or, if available, it may not be in amounts and on terms acceptable to us. Our issuance of additional securities will dilute your equity interest in us and may have a dilutive effect on our earnings per share. If we are unable to locate suitable acquisition candidates willing to sell on terms acceptable to us, or we are otherwise unable to obtain additional debt or equity financing necessary for us to continue making acquisitions, we would be required to find other methods to grow our business and we may not grow at the same rate we have in the past, or at all.

We cannot be certain as to our ability to manage increased levels of assets and liabilities without increased expenses and higher levels of non performing assets. We may be required to make additional investments in equipment and personnel to manage higher asset levels and loan balances, which may adversely affect earnings, shareholder returns, and our efficiency ratio. Increases in operating expenses or nonperforming assets may decrease our earnings and the value of our common stock.

Like most banking organizations, our business is highly susceptible to credit risk.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their loans (if any) may not be sufficient to assure repayment. Credit losses could have a material adverse effect on our operating results.

As of December 31, 2006, our total loan portfolio was approximately $2.2 billion or 70% of our total assets. The major components of our loan portfolio, at December 31, 2006, included 55% of commercial loans, both real estate and business, 21% of mortgage loans comprised primarily of residential 1-4 family mortgage loans, and 24% consumer loans. Our credit risk with respect to our consumer installment loan portfolio and commercial loan portfolio relates principally to the general creditworthiness of individuals and businesses within our local market area. Our credit risk with respect to our residential and commercial real estate mortgage and construction loan portfolios relates principally to the general creditworthiness of individuals and businesses and the value of real estate serving as security for the repayment of the loans. A related risk in connection with loans secured by commercial real estate is the effect of unknown or unexpected environmental contamination, which could make the real estate effectively unmarketable or otherwise significantly reduce its value as security.

Our allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect our earnings.

We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date.

The determination of the allowance for loan losses, which represents management’s estimate of probable losses inherent in our credit portfolio, involves a high degree of judgment and complexity. Our policy is to establish reserves for estimated losses on delinquent and other problem loans when it is determined that losses are expected to be incurred on such loans. Management’s determination of the adequacy of the allowance is based on various factors, including an evaluation of the portfolio, past loss experience, current economic conditions, the volume and type of lending conducted by us, composition of the portfolio, the amount of our classified assets, seasoning of the loan portfolio, the status of past due principal and interest payments and other relevant factors. Changes in such estimates may have a significant impact on our financial statements. If our assumptions and judgments prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Federal and state regulators also periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses could have an adverse effect on our operating results and financial condition.

Our loan portfolio is representative of a commercial bank. Commercial and commercial real estate loans generally are viewed as having more risk of default than residential real estate loans or other loans or investments. These types of loans also typically are larger than residential real estate loans and other consumer loans. Because the loan portfolio contains a significant number of commercial and commercial real estate loans with relatively large balances, the deterioration of a material amount of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in: a loss of earnings from these loans, an increase in the provision for loan losses or an increase in loan charge-offs, which could have an adverse impact on our results of operations and financial condition.

Changes in interest rates and other factors beyond our control may adversely affect our earnings and financial condition.

Our net income depends to a great extent upon the level of our net interest income. Changes in interest rates can increase or decrease net interest income and net income. Net interest income is the difference between the interest income we earn on loans, investments and other interest-earning assets, and the interest we pay on interest-bearing liabilities, such as deposits and borrowings. Net interest income is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income.

Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, the money supply, international events, and events in world financial markets. We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. Changes in the market interest rates for types of products and services in our markets also may vary significantly from location to location and over time based upon competition and local or regional economic factors.

We face risk related to our operational, technological and organizational infrastructure.

Our ability to grow and compete is dependent on our ability to build or acquire the necessary operational and technological infrastructure and to manage the cost of that infrastructure while we expand. Similar to other large corporations, in our case, operational risk can manifest itself in many ways, such as errors related to failed or inadequate processes, faulty or disabled computer systems, fraud by employees or persons outside of the company and exposure to external events. We are dependent on our operational infrastructure to help manage these risks. In addition, we are heavily dependent on the strength and capability of our technology systems which we use both to interface with our customers and to manage our internal financial and other systems. Our ability to develop and deliver new products that meet the needs of our existing customers and attract new ones depends on the functionality of our technology systems. Additionally, our ability to run our business in compliance with applicable laws and regulations is dependent on these infrastructures.

We continuously monitor our operational and technological capabilities and make modifications and improvements when we believe it will be cost effective to do so. In some instances, we may build and maintain these capabilities ourselves. We also outsource some of these functions to third parties. These third parties may experience errors or disruptions that could adversely impact us and over which we may have limited control. We also face risk from the integration of new infrastructure platforms and/or new third party providers of such platforms into our existing businesses.

Acquisitions or mergers entail risks which could negatively affect our operations.

Acquisitions and mergers, particularly the integration of companies that have previously been operated separately, involves a number of risks, including, but not limited to:

•	the time and costs associated with identifying and evaluating potential acquisition or merger partners;

•	difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

•	exposure to asset quality problems of the acquired institution;

•	our ability to finance an acquisition and maintain adequate regulatory capital;

•	diversion of management’s attention from the management of daily operations;

•	risks and expenses of entering new geographic markets;

•	potential significant loss of depositors or loan customers from the acquired institution;

•	loss of key employees of the acquired institution; and

•	exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Also, we may issue equity securities, including common stock and securities convertible into common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders. Our failure to successfully integrate these and future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We rely heavily on our management and other key personnel, and the loss of key members may adversely affect our operations.

We are and will continue to be dependent upon the services of our executive management team. The unexpected loss of key senior managers, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial condition.

Competition may decrease our growth or profits.

We compete for loans, deposits, and investment dollars with other banks and other financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources than ours. Credit unions have federal tax exemptions, which may allow them to offer lower rates on loans and higher rates on deposits than taxpaying financial institutions such as commercial banks. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to institutions that offer federally insured deposits. Other institutions may have other competitive advantages in particular markets or may be willing to accept lower profit margins on certain products. These differences in resources, regulation, competitive advantages, and business strategy may decrease our net interest margin, may increase our operating costs, and may make it harder for us to compete profitably.

Reputational risk and social factors may impact our results.

Our ability to originate and maintain accounts is highly dependent upon consumer and other external perceptions of our business practices and/or our financial health. Adverse perceptions regarding our business practices and/or our financial health could damage our reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of our competitors, or our industry as a whole, may also adversely impact our reputation. In addition, adverse reputational impacts on third parties with whom we have important relationships, such as our independent auditors, may also adversely impact our reputation. Adverse impacts on our reputation, or the reputation of our industry, may also result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that may change or constrain the manner in which we engage with our customers and the products we offer. Adverse reputational impacts or events may also increase our litigation risk. We carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in our business practices and decisions.

Changes in government regulations and legislation could limit our future performance and growth.

The banking industry is heavily regulated and we are subject to examinations, supervision and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities. Banking regulations are primarily intended to protect the federal deposit insurance fund and depositors, not shareholders. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations, and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition. Federal economic and monetary policies may also affect our ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

The geographic concentration of our markets makes our business highly susceptible to local economic conditions.

Unlike larger banking organizations that are more geographically diversified, IBERIABANK branch offices have historically been concentrated in 15 parishes in Louisiana. As a result of this geographic concentration, our financial results have depended largely upon economic conditions in these market areas. Through our acquisitions of Pulaski Investment Corporation and Pocahontas Bancorp, Inc., we now also operate bank branches in 11 counties in Arkansas, one county in Tennessee and one county in Oklahoma. Through Pulaski Investment Corporation’s subsidiary, Pulaski Mortgage Company, we also operate mortgage offices in Texas, Illinois, Missouri, and Mississippi. Deterioration in economic conditions in these markets could result in one or more of the following:

•	an increase in loan delinquencies;

•	an increase in problem assets and foreclosures;

•	a decrease in the demand for our products and services; and

•	a decrease in the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with problem loans and collateral coverage.

If we do not adjust to rapid changes in the financial services industry, our financial performance may suffer.

We face substantial competition for deposit, credit and trust relationships, as well as other sources of funding in the communities we serve. Competing providers include other banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and nonfinancial companies which may offer products functionally equivalent to those offered by us. Competing providers may have greater financial resources than we do and offer services within and outside the market areas we serve. In addition to this challenge of attracting and retaining customers for traditional banking services, our competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that financial institutions have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers. If we are unable to adjust both to increased competition for traditional banking services and changing customer needs and preferences, our financial performance and your investment in our common stock could be adversely affected.

Hurricanes or other adverse weather events would negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

Like other coastal areas, some of our markets in Louisiana are susceptible to hurricanes and tropical storms. Such weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. In August and September 2005, Hurricanes Katrina and Rita struck the Gulf Coast of Louisiana, Mississippi, Alabama and Texas and caused substantial damage to residential and commercial properties in our market areas. We cannot predict whether or to what extent damage that may be caused by future hurricanes will affect our operations or the economies in our market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties securing our loans and an increase in the delinquencies, foreclosures and loan losses. Our business or results of operations may be adversely affected by these and other negative effects of hurricanes or tropical storms.

We cannot guarantee that we will pay dividends to stockholders in the future.

Cash available to pay dividends to our stockholders is derived primarily, if not entirely, from dividends paid to us from IBERIABANK, our bank subsidiary. In the future, our dividends may be derived from other bank subsidiaries which we may choose to operate separately from IBERIABANK. The ability of our subsidiary banks to pay dividends to us as well as our ability to pay dividends to our shareholders is limited by regulatory and legal restrictions and the need to maintain sufficient consolidated capital. We may also decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business. Further, any lenders making loans to us may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends. For instance, we are prohibited from paying dividends on our common stock if the required payments on our subordinated debentures have not been made. There can be no assurance of whether or when we may pay dividends in the future.

The trading history of our common stock is characterized by low trading volume. The value of your investment may be subject to sudden decreases due to the volatility of the price of our common stock.

Our common stock trades on Nasdaq Global Market. During 2006, the average daily trading volume of our common stock was approximately 23,800 shares. We cannot predict the extent to which investor interest in us will lead to a more active trading market in our common stock or how much more liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.

The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in interest rates;

•	changes in the legal or regulatory environment in which we operate;

•	press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

•	changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

•	future sales of our common stock;

•	changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

•	other developments affecting our competitors or us.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the public offering price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

In the past, stockholders often have brought securities class action litigation against a company following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future, which could result in substantial costs and divert management’s attention and resources.

We may issue additional securities, which could dilute your ownership percentage.

In many situations, our board of directors has the authority, without any vote of our stockholders, to issue shares of our authorized but unissued stock, including shares authorized and unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, to raise additional capital or finance acquisitions. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our stockholders may experience further dilution. Any such issuance would dilute the ownership of current holders of our common stock.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the holders of the 576,923 shares of our common stock. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in such shares of our common stock other than through a public sale.

These selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock covered by this prospectus. The selling stockholders, however, make no representations that the shares covered by this prospectus will be offered for sale.

The table below presents information regarding the selling stockholders and the shares that each such selling stockholder may offer and sell from time to time under this prospectus. The beneficial ownership of our common stock set forth in the table is determined in accordance with the rules of the SEC. The number of shares in the column “Number of Shares of Common Stock Covered by This Prospectus” represents all of the shares that a selling stockholder may offer under this prospectus. The column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling stockholder will have sold all of such shares under this prospectus. However, because the selling stockholders may offer, from time to time, some or none of such shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of the sales. The percentage in the column “Percent of Class Owned After Offering” reflects the ownership percentage that the selling stockholder would hold if the selling stockholder, but no other selling stockholder, sold all its shares covered by this prospectus. Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated below, the persons named in the table do not hold and have not held, within the past three years, any position, office or other material relationship with the company or any of its predecessors or affiliates.

Name	Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock Covered by This Prospectus (2)	Shares of Common Stock Beneficially Owned After Offering	Percent of Class Owned After Offering
SuNOVA Partners, L.P. (3)	34,100	34,100	0	—
SuNOVA Long Term Opportunity Fund, L.P. (3)	5,400	5,400	0	—
SuNOVA Offshore, Ltd. (3)	68,500	68,500	0	—
Malta Partners, L.P. (4)	3,240	3,240	0	—
Malta Hedge Fund, L.P. (4)	3,038	3,038	0	—
Malta Hedge Fund II, L.P. (4)	17,077	17,077	0	—
Malta Offshore, Ltd. (4)	10,395	10,395	0	—
Malta MLC Fund, L.P. (4)	14,175	14,175	0	—
Malta MLC Offshore, Ltd. (4)	19,575	19,575	0	—
SOAM Capital Partners, L.P. (5)	17,500	17,500	0	—
Capital Ventures International (6)	58,000	58,000	0	—
Stieven Financial Investors, L.P. (7)	42,240	42,240	0	—
Stieven Financial Offshore Investors, Ltd. (7)	5,760	5,760	0	—
Kotts Capital Holdings, Limited Partnership (8)	100,833	48,000	52,833	*
Love Savings Holding Company (9)	9,923	9,923	0	—
Trustees of the Building Trades United Pension Trust Fund, Milwaukee and Vicinity (nominee: Hare & Co) (10)	2,400	2,400	0	—
CIBC U.S. Small Companies Fund (nominee: BOST & CO) (10)	4,600	4,600	0	—

Name	Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock Covered by This Prospectus (2)	Shares of Common Stock Beneficially Owned After Offering	Percent of Class Owned After Offering
Treasurer of the State of North Carolina (nominee: COTUITLINE & CO) (10)	17,500	17,500	0	—
United of Omaha Small Company Fund (nominee: LINK & CO) (10)	5,600	5,600	0	—
Textron Inc. Master Trust (nominee: TIDE BEACH & CO) (10)	7,600	7,600	0	—
American Bar Association Members/State Street Collective Trust, Small-Cap Equity Fund (nominee: PIRATEHOOK & CO) (10)	6,200	6,200	0	—
McKesson HBOC, Inc. Profit-Sharing Investment Plan (nominee: FLAPPER & CO) (10)	1,500	1,500	0	—
WTC-CIF Small Cap 2000 Portfolio (nominee: FINWELL & CO) (10)	14,200	14,200	0	—
WTC-CTF Small Cap 2000 Portfolio (nominee: GLASSWIND & CO) (10)	7,100	7,100	0	—
First Financial Fund, Inc. (nominee: Hare & Co) (10)	29,800	29,800	0	—
Plumbers & Pipefitters National Pension Fund (nominee: GERLACH & Co.) (10)	7,000	7,000	0	—
Pennsylvania Public School Employees’ Retirement Fund (nominee: PSERS & Co) (10)	3,400	3,400	0	—
Wolf Creek Investors (Bermuda) L.P. (10)	19,200	19,200	0	—
Wolf Creek Partners, L.P. (10)	17,000	17,000	0	—
Bay Pond Partners, L.P. (10)	58,000	58,000	0	—
Bay Pond Investors (Bermuda) L.P. (10)	18,900	18,900	0	—

*	Less than 1%

(1)	As of the date of this prospectus.

(2)	Each of the selling stockholders may offer under this prospectus up to the number of shares of common stock listed in the second column of this table. The decision by any of the selling stockholders to sell any of their respective shares of common stock will depend upon the market price of our common stock at that time and other factors deemed relevant by such selling stockholder. See “Plan of Distribution” for a description of the transactions in which the selling stockholders may offer or sell their common stock.

(3)	Matthew Byrnes and Felice Gelman, in their capacity as co-managing members of the SuNOVA funds, may also be deemed to have investment discretion and voting power over the shares held by these funds.

(4)	Sandler O’Neill Asset Management, LLC (“SOAM”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. SOAM, in such capacity, may be deemed to share beneficial ownership over the shares held in the funds it manages. Terry Maltese, in his capacity as the managing member of SOAM, may also be deemed to have investment discretion and voting power over the shares held by these funds. Mr. Maltese disclaims any beneficial ownership of the shares.

(5)	SOAM Ventures, LLC, in its capacity as the management company of SOAM Capital Partners, LP, may be deemed to share beneficial ownership over the shares held by SOAM Capital Partners, LP. Terry Maltese , in his capacity as the managing member of SOAM Ventures, LLC, may also be deemed to have investment discretion and voting power over these shares. Mr. Maltese disclaims any beneficial ownership of the shares.

(6)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any beneficial ownership of the shares.

(7)	Joseph A. Stieven, in his capacity as the portfolio manager of the Stieven funds, may also be deemed to have investment discretion and voting power over the shares held by these funds. Mr. Stieven disclaims any beneficial ownership of the shares.

(8)	Joseph P. Kotts, in is capacity as the portfolio manager of Kotts Capital Holdings, Limited Partnership, may also be deemed to have investment discretion and voting power over the shares held by the limited partnership. Mr. Kotts disclaims any beneficial ownership of the shares.

(9)	Andrew S. Love, in his capacity as Chairman of the Board of Love Savings Holding Company, may also be deemed to have investment discretion and voting power over the shares held by the company. Mr. Love disclaims any beneficial ownership of the shares.

(10)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker–dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be $28,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act and the Exchange Act, in accordance with the stock purchase agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against liabilities, including certain liabilities under the Securities Act and the Exchange Act, that may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus, in accordance with the related stock purchase agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

RECENT ACQUISITIONS

On January 31, 2007, we acquired Pulaski Investment Corporation, Little Rock, Arkansas. Pulaski Investment Corporation was the bank holding company for Pulaski Bank and Trust Company, an Arkansas banking corporation. As a result of this transaction, IBERIABANK Corporation is now the holding company for Pulaski Bank and Trust Company. We issued 1,133,064 shares of our common stock and paid cash in the amount of $65 million in exchange for the outstanding shares of capital stock of Pulaski Investment Corporation.

On February 1, 2007, we acquired Pocahontas Bancorp, Inc., Jonesboro, Arkansas. Pocahontas Bancorp was the savings and loan holding company for First Community Bank, a federal savings association. As a result of this transaction, IBERIABANK Corporation is now the holding company for First Community Bank. A total of 1,287,793 shares of our common stock were issued in the acquisition.

We expect to merge Pulaski Bank and Trust Company with First Community Bank within the next few months.

For additional information regarding these acquisitions, please refer to our Current Reports on Form 8-K dated January 31, 2007 and March 20, 2007. These reports include tables showing information about the financial conditions and operations of IBERIABANK Corporation after giving effect to the acquisition of Pulaski Investment Corporation and Pocahontas Bancorp, a $30 million private placement of IBERIABANK Corporation common stock, a $15 million trust preferred securities offering and a $20 million long-term borrowing to fund the cash portion of the Pulaski Investment Corporation acquisition.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Proxy Statement on Schedule 14A for our 2006 annual meeting of stockholders, filed on April 4, 2006;

•	Our Current Reports on Form 8-K dated January 31, 2007, March 1, 2007, March 13, 2007 and March 20, 2007;

•

The description of our common stock, which is registered under Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, filed on March 28, 1995 with the SEC under Section 12(g) of the Exchange Act.

We also incorporate by reference into this prospectus all documents that we may subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering, including all documents that we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of first filing this registration statement and prior to the effectiveness of this registration statement; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: George J. Becker III, Secretary

Telephone: (337) 521-4003

LEGAL MATTERS

The validity of common stock offered hereby will be passed upon for the selling stockholders by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, Washington, DC.

EXPERTS

The consolidated financial statements of IBERIABANK Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and IBERIABANK Corporation’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 have been incorporated herein in reliance upon the report of Castaing, Hussey & Lolan, LLC, independent registered public accountants, which is incorporated herein and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pulaski Investment Corporation as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, incorporated in this prospectus by reference, have been incorporated herein in reliance upon the report of Kemp & Company, independent accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pocahontas Bancorp, Inc. and subsidiaries as of September 30, 2006 and for the year ended September 30, 2006, incorporated in this prospectus by reference, have been audited by KraftCPAs, an independent registered public accounting firm, as stated in their report included herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Pocahontas Bancorp, Inc. and subsidiaries as of September 30, 2005 and for each of the two years in the period ended September 30, 2005, incorporated in this prospectus by reference from IBERIABANK Corporation’s Current Report on Form 8-K dated January 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the restatements discussed in Note 26), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us may be inspected without charge at the public reference room of the SEC, which is located at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of all or any part of the reports, proxy statements and other information from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports, proxy statements and other information on this website.

This prospectus, which constitutes part of a registration statement on Form S-3 filed with the SEC, does not include all of the information, undertakings and exhibits included in such registration statement. Copies of the full registration statement can be obtained from the SEC as indicated above, or from us.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$3,483
Printing costs	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	5,000

Total	$28,483

Item 15.	Indemnification of Directors and Officers.

Section 83 of the Louisiana Business Corporation Law (the “LBCL”) gives Louisiana corporations broad powers to indemnify their present and former directors, officers, agents and employees and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are, or might be, made parties by reason of being, or having been, such directors, officers, agents or employees; subject to specific conditions and exclusions, gives a director, officer, agent or employee who successfully defends an action the right to be so indemnified, and in some cases permits even those who unsuccessfully defend actions to be so indemnified; and authorizes Louisiana corporations to buy liability insurance on behalf of any current or former director, officer, agent or employee. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, authorization of shareholders or otherwise.

In accordance with LBCL, Article 8 of our Articles of Incorporation provides as follows:

Article 8. Personal Liability, Indemnification, Advancement of Expenses and Other Rights of Officers, Directors, Employees and Agents.

A. Personal Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C. Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E. Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F. Security Fund. Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

The foregoing discussion of our Articles of Incorporation and the LBCL is not intended to be exhaustive and is qualified in its entirety by our Articles of Incorporation and the LBCL, respectively.

We have entered into indemnification agreements with three of our executive officers, Daryl G. Byrd, Michael J. Brown and Michael A. Naquin, providing for indemnification and advancement of expenses to the fullest extent permitted by law with respect to pending or threatened claims against them in their capacities as officers. Following a change in control, as defined, all determinations regarding a right to indemnity and advancement of expenses are to be made by an independent legal counsel. In the event of a potential change in control, we must create a trust for the benefit of the indemnitees, which upon a change in control may not be revoked or the principal thereof invaded without the indemnitees’ written consent. While not requiring the maintenance of directors’ and officers’ liability insurance, the indemnification agreements require that the indemnitees be provided with maximum coverage if there is such insurance.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

* * * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IBERIABANK Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on March 19, 2007.

IBERIABANK CORPORATION

By:	/S/ DARYL G. BYRD
Daryl G. Byrd
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ DARYL G. BYRD Daryl G. Byrd	President, Chief Executive Officer and Director	March 19, 2007

/S/ ANTHONY J. RESTEL Anthony J. Restel	Executive Vice President and Chief Financial Officer	March 19, 2007

/S/ JOSEPH B. ZANCO Joseph B. Zanco	Controller and Principal Accounting Officer	March 19, 2007

* Elaine D. Abell	Director	March 19 2007

* Harry V. Barton, Jr.	Director	March 19, 2007

* Ernest P. Breaux, Jr.	Director	March 19, 2007

* John N. Casbon	Director	March 19, 2007

* James C. East	Director	March 19, 2007

Signatures	Title	Date
* William H. Fenstermaker	Chairman of the Board	March 19, 2007

* Larrey G. Mouton	Director	March 19, 2007

* Jefferson G. Parker	Director	March 19, 2007

* O. Miles Pollard, Jr.	Director	March 19, 2007

* E. Stewart Shea III	Director	March 19, 2007

* David H. Welch	Director	March 19, 2007

* /S/ DARYL G. BYRD Daryl G. Byrd Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of August 9, 2006, between the Registrant and Pulaski Investment Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated August 9, 2006)

2.2	Agreement and Plan of Merger dated as of July 26, 2006, between the Registrant and Pocahontas Bancorp, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated July 26, 2006)

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

3.2	Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to The Registrant’s Current Report on Form 8-K dated January 31, 2007)

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

10.1	Stock Purchase Agreement by and among the Registrant and the purchasers thereto, dated November 10, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated November 10, 2006)

23.1	Consent of Castaing, Hussey & Lolan, LLC

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5)

23.3	Consent of Kemp & Company

23.4	Consent of Deloitte & Touche LLP

23.5	Consent of KraftCPAs PLLC

24.1	Power of Attorney with respect to directors of registrant.*

*	Previously filed.